Exhibit 3.1

BUSINESS CORPORATIONS ACT	FORM 4

ALBERTA CONSUMER AND CORPORATE AFFAIRS	ARTICLES OF AMENDMENT

1. NAME OF CORPORATION: GASTAR EXPLORATION LTD.	2. CORPORATE ACCESS NUMBER: 2012130684

3.      THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED TO:

Pursuant to Section 173(1)(d) of the Business Corporations Act (Alberta), the articles of the Corporation are amended to create an unlimited number of Preferred Shares, which shares shall have the rights, privileges, restrictions and conditions as set out in attached Share Structure Attachment, forming part of this form.

DATE	SIGNATURE	TITLE

June 30, 2009	/s/ Sara-Lane Ruzicki	Corporate Secretary
Signature of Director or Authorized Officer

Sara-Lane Ruzicki
Please Print Name of Signatory

SHARE STRUCTURE

ATTACHED TO AND FORMING PART OF

THE ARTICLES OF INCORPORATION

OF

GASTAR EXPLORATION LTD.

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series.

I.	COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

1.	Voting

1.1.	Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation, except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.

2.	Dividends

2.1.	Subject to the preferences accorded to holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

3.	Liquidation, Dissolution or Winding-Up

3.1.	In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a “Distribution“), holders of Common Shares shall be entitled, subject to the preferences accorded to holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to payment on a Distribution, to share equally, share for share, in the remaining property of the Corporation.

II.	PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:

1.	Issuance in Series

1.1.	Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

1.2.	Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2.	Liquidation

2.1.	In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a “Distribution”), holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

3.	Dividends

3.1.	The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.